                                                 EXHIBIT 10.7



                          AGREEMENT
                          ---------


     This Agreement is made as of the 13th day of November, 1997, by and between Occidental Petroleum Corporation, a Delaware corporation headquartered in California
(hereinafter, "Employer"), and Mr. John F. Riordan
(hereinafter, "Employee").


                         WITNESSETH:


     WHEREAS, Employee has been rendering services to Employer since 1958, most recently as Chief Executive
Officer of MidCon Corp. (hereinafter "MidCon"), a wholly-owned subsidiary of Employer, since April 1, 1986, and

     WHEREAS, on October 6, 1997, Employer announced the proposed divestiture of MidCon (hereinafter, the "MidCon
Divestiture"), and

     WHEREAS, the parties now desire to address the specific duties of Employee up until the date upon which the proposed MidCon Divestiture is consummated (hereinafter, the "MidCon Divestiture Date"), including his assistance in the effort to divest MidCon, and thereafter in a more limited service role, in each case on the terms and conditions specified below, and

     WHEREAS, the purpose of the Agreement is to specify the rights and obligations of the parties relating to the foregoing matters;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, Employer and Employee hereby agree as follows:

     1.   Duties.

          (a) Prior to the MidCon Divestiture Date, subject to the early termination provisions of this Agreement, Employee shall, for the compensation specified in Paragraph 3(a) below, (i) serve as and perform the duties of President and Chief Executive Officer of MidCon, or in such other capacity and with such other duties for Employer or any of the subsidiaries of Employer or any corporation affiliated with Employer as the Chief Executive Officer of Employer may direct, and (ii) assist Employer in such manner as may be requested from time to time by the Chief Executive Officer of Employer in its efforts to divest MidCon. In performing duties hereunder, Employee shall comply with Employer's Code of Business Conduct and Corporate Policies, as the same may be amended from time to time, and shall not render paid or unpaid services on a self-employed basis or to any other employer.

          (b) In the event that the MidCon Divestiture occurs during the term of this Agreement and while Employee is still serving Employer as President and Chief Executive Officer of MidCon pursuant to Paragraph 1(a) above, then subsequent to the MidCon Divestiture Date and for the balance of the term of this Agreement, Employee shall, for the compensation specified in Clause 3(b)(i) below, make himself available, as Employer may from time to time request in writing, on reasonable notice, to consult with Employer with respect to its business affairs and operations, in Los Angeles or at such other places as Employer may from time to time request. During this post-divestiture period, Employee shall comply with Employer's Code of Business and Corporate Policies, as the same may be amended from time to time and shall not accept employment with, or act as a consultant for, or perform services for any person, firm or corporation directly or indirectly engaged in any business competitive with Employer, without the prior written consent of Employer.

     2. Term. The term of this Agreement shall extend for a period of five (5) years, commencing on November 13, 1997, and ending midnight November 12, 2002, unless terminated prior thereto in accordance with the provisions of this Agreement.

     3.   Compensation.

          (a)  For all services performed pursuant to
Paragraph 1(a) above prior to the MidCon Divestiture Date, subject to the early termination provisions of this Agreement, Employee shall receive a salary from Employer at the rate of Five Hundred Ninety Thousand Dollars ($590,000) per annum, payable semi-monthly. Employee's salary shall be subject to annual increase (and, as part of across the board reductions for other officers of Employer, decrease) at the reasonable discretion of the Board of Directors of Employer and its Compensation Committee. Employee shall not receive any salary pursuant to this Paragraph 3(a) after the MidCon Divestiture Date.

          (b) In the event that the MidCon Divestiture occurs during the term of this Agreement and while Employee is still serving Employer as President and Chief Executive
Officer of MidCon pursuant to Paragraph 1(a) above, then subsequent to the MidCon Divestiture Date Employee shall be entitled to receive:

               (i)  an Incentive Bonus equal to three times
     (3x) his then current salary under Paragraph 3(a) above, payable in equal semi-monthly installments over the period from the MidCon Divestiture Date to November 12, 2002, which Incentive Bonus payments shall constitute Employee's sole compensation for his services under Paragraph 1(b) of this Agreement, and

               (ii) if, and only if, (A) Employer terminates Employee following the MidCon Divestiture Date, or
     (B) Employee becomes an employee of the entity (or any subsidiary or affiliate thereof) that acquires MidCon (the "MidCon Acquiror") and subsequently leaves the employment of the MidCon Acquiror on or before November 12, 2002, a Severance Bonus equal to two times
     (2x) his then current salary under Paragraph 3(a), payable within ten (10) business days after Employee ceases to be employed by either Employer or the MidCon Acquiror.

During the post-divestiture period described in this Paragraph 3(b), fifty percent (50%) of all remuneration or wages earned by Employee, either as an employee, independent contractor or consultant to any person, firm or corporation, which is determined by the Chief Executive Officer of Employer to be a major competitor of Employer, shall be set off against Employer's duty of compensation to Employee; in furtherance of the foregoing, Employee shall promptly notify Employer of his employment in any capacity during such period and of the amount of remuneration or wages he has received or will receive. In the event that Employee becomes entitled to the bonuses described in this Paragraph 3(b), and thereafter dies prior to his having received the full amount of such bonuses, the entire unpaid balance of such bonuses shall thereupon be paid to his estate.

     4.   Participation in Benefit Programs.

          (a) Prior to the MidCon Divestiture Date, while Employee is serving under Paragraph 3(a) above, Employee shall be eligible to participate in (i) all benefit programs and under the same terms and conditions as are generally applicable to salaried employees and senior executives of Employer (including the senior executive deferred compensation plan and the 1988 deferred compensation plan), except that Employee shall be eligible to participate in the MidCon Retirement Plan, Savings Plan and Supplemental Retirement Plan, rather than Employer's versions of such plans, (ii) the MidCon ESOP plan, and (iii) Employer's Incentive Compensation Plan and 1995 Incentive Stock Plan, in all cases for so long as such programs and plans remain in effect, and Employee shall also be eligible to receive awards or grants under such Plans at Employer's sole discretion.

          (b) During the limited service periods specified in Paragraph 1(b) above and Paragraph 6(c) below,

               (i)  Employee shall be eligible to
     (A) participate in employee benefit programs of Employer, including the medical and dental programs, PRA and PSA, under the same terms and conditions as are generally applicable and available to salaried employees and senior executives, except for incentive compensation programs such as the incentive cash bonus and stock awards and option programs, and (B) exercise all stock options previously granted to Employee under Employer's 1987 Stock Option and 1995 Incentive Stock Plan, which options are or become exercisable under the provisions of such Plans; and

               (ii) Any awards to Employee pursuant to
     Employer's 1977 Executive Long-Term Incentive Stock
     Purchase Plan and 1995 Incentive Stock Plan shall continue to vest in the same manner and in the same amounts as such awards would have vested if Employee had continued as a full-time employee.

     5. Duty of Loyalty. While Employee is receiving any payment or compensation in accordance with the provisions of this Agreement, Employee shall not act in a disloyal manner to Employer.

     6.   Termination Prior to the MidCon Divestiture.

          (a) Cause. Prior to the MidCon Divestiture Date, notwithstanding the term of this Agreement, Employer may discharge Employee and terminate this Agreement without severance or other pay upon one week's written notice or pay in lieu of such notice for cause, including without limitation, (i) failure to satisfactorily perform his duties or responsibilities hereunder or negligence in complying with Employer's legal obligations, (ii) refusal to carry out any lawful order of Employer, (iii) breach of any legal duty to Employer, (iv) breach of Paragraph 5 of the Agreement, or
(v) conduct constituting moral turpitude or conviction of a crime which may diminish Employee's ability to effectively act on Employer's behalf or with or on behalf of others, or
(vi) death.

          (b)  Incapacity.  If, prior to the MidCon
Divestiture Date, Employee is incapacitated from performing the essential functions of his job pursuant to this Agreement by reason of illness, injury, or disability, Employer may terminate this Agreement by at least one week's written notice to Employee, but only in the event that such conditions shall aggregate not less than one hundred eighty
(180) days during any twelve month period. In the event Employee shall (i) continue to be incapacitated subsequent to termination for incapacity pursuant to this Paragraph 6(b), and (ii) be a participant in and shall qualify for benefits under Employer's Long Term Disability Plan ("LTD"), then Employer will continue to compensate Employee, for so long as Employee remains eligible to receive LTD benefits, in an amount equal to the difference between 60% of Employer's annual compensation as set forth in Paragraph 3(a) hereof and the maximum annual benefit under the LTD, payable monthly on a prorated basis.

          (c)  Without Cause.  Prior to the MidCon
Divestiture Date, Employer may at any time terminate the employment of Employee without cause or designate a termination for cause as a termination without cause, and in such event Employer shall, in lieu of continued employment, compensate Employee at the rate and in the manner provided in Paragraph 3(a) hereof for a period after termination equivalent to (i) 2 years, or (ii) until the expiration of this Agreement, whichever of
(i) or (ii) is shorter in time. At the end of that period, Employee will receive a salary at the annual rate of $50,000, payable semi-monthly, until November 12, 2002.
From the date of such termination through November 12, 2002, Employee shall make himself available, as Employer may from time to time request in writing, on reasonable notice, as a source of information to Employer with respect to the business affairs and operations of MidCon and its affiliates wherein he has knowledge, or with respect to other matters deemed by Employer to be within his expertise, in Los Angeles and at such other places as Employer may from time to time request. All remuneration or wages earned by Employee in excess of $590,000, either as an employee, independent contractor or consultant to any person, firm or corporation, other than Employer, shall be set off against Employer's duty of compensation to Employee under this Paragraph 6(c); in furtherance of the foregoing, Employee shall promptly notify Employer of his employment in any capacity during such period and of the amount of remuneration or wages he has received or will receive.

          (d)  The divestiture of MidCon shall not
constitute a termination for the purposes of this Paragraph 6. In the event of a MidCon Divestiture, Employee shall be entitled to compensation only pursuant to Paragraph 3(b) of this Agreement.

     7. Confidential Information. Employee agrees that he will not divulge to any person, nor use to the detriment of Employer or any of its affiliates or subsidiaries, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer or any of its affiliates or subsidiaries, at any time during employment by Employer or thereafter, any trade secrets or confidential information obtained during the course of his employment with Employer, without first obtaining the written permission of Employer. Employee agrees that, at the time of leaving the employ of Employer, he will deliver to Employer, and not keep or deliver to anyone else, any and all credit cards, notes, notebooks, memoranda, documents and, in general, any and all material relating to Employer's business, including copies thereof, whether in paper or electronic format.

     8. Relocation. In the event that Employee elects to relocate and such relocation is not covered by his new employer at the time of such relocation, then, in such event, Employee's relocation shall be covered by and subject to Employer's written relocation policy as effective on November 13, 1997, but only if such relocation is within the continental United States.

     9. Resignations. Effective on the MidCon Divestiture Date, Employee shall resign as Executive Vice President of Employer, as President and Chief Executive Officer of MidCon and from each other office or directorship in which he serves subsidiaries or affiliated companies of Employer.

     10. Modification. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto. This Agreement cannot be modified except by a subsequent writing signed by both parties.

     11. Prior Agreement. This Agreement supersedes and replaces any and all previous agreements between the parties.

     12. Severability. If any provision of this Agreement is illegal and unenforceable in whole or in part, the remainder of the Agreement shall remain enforceable to the extent permitted by law.

     13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California. In the event that any ambiguity or questions of intent or interpretation arise, no presumption or binder of proof shall arise favoring or disfavoring Employer by virtue of authorship of this Agreement and the terms and provisions of this Agreement shall be given their meaning under law.

     14. Assignment. This Agreement shall be binding upon Employee, his heirs, executors and assigns and upon Employer, its successors and assigns.

     15. Arbitration. In consideration for entering into this Agreement and for the position, compensation, benefits and other promises provided hereunder, Employee and Employer agree to be bound by the arbitration provisions attached hereto as Attachment 1 and incorporated herein by this reference.

          [signatures appear on the following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                        OCCIDENTAL PETROLEUM CORPORATION



                        By: RICHARD W. HALLOCK
                           ----------------------------------


                            J. F. RIORDAN
                        -------------------------------------
                            John F. Riordan

                                                Attachment 1



            ARBITRATION PROVISIONS ("Provisions")
    Incorporated by Reference into and Made a Part of the Agreement, dated as of November 13, 1997 (the "Agreement"), between
      Occidental Petroleum Corporation (the "Employer")
            and John F. Riordan (the "Employee")

      In recognition of the fact that differences may arise between the Employer and the Employee arising out of or relating to certain aspects of the Employee's employment with the Employer or the termination of that employment, and in recognition of the fact that resolution of any differences in the courts is rarely timely or cost-effective for either party, the Employer and Employee have agreed to the incorporation of the Provisions into the Agreement in order to establish and gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure. By so doing, the Employer and the Employee mutually agree to arbitrate Claims (as defined below) and each knowingly and voluntarily waive their rights before a jury. Each party's promise to resolve Claims (as defined below) by arbitration in accordance with these Provisions is consideration for the other party's like promise, in addition to any other consideration.

1.   Claims
     ------
      1.1 Except as provided in Paragraph 1.2 below, "Claims" (collectively called "Claim" or "Claims" in these Provisions) means all claims or controversies between the Employer and Employee or between the Employee and others arising out of, or relating to or concerning the Employee's employment with the Employer or termination thereof for which a state or federal court otherwise would be authorized to grant relief, including, but not limited to, claims based on any purported breach of contract, tort, state or federal statute or ordinance, common law, constitution or public policy, claims for wages or other compensation, or of discrimination, or violation of public policy of any type. Claims expressly include the Employee's Claims against the Employer, and any subsidiary and related or affiliated entity, successor or assign, and any of their officers, directors, employees, managers, representatives, attorneys or agents, and Claims against others arising out of, relating to or concerning the Employee's employment with the Employer or termination thereof.

      1.2 These Provisions do not apply to or cover: claims for workers' compensation benefits, claims for unemployment compensation benefits, or claims for which the National Labor Relations Board has exclusive jurisdiction; claims by the Employer for injunctive and/or other equitable relief for intellectual property, unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information; and claims based upon an employee pension or benefit plan the terms of which contain an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply. Employee shall further retain the right to seek injunctive and/or other equitable relief expressly made available by a statute which forms the basis of a Claim which is subject to arbitration under these Provisions. Where one or more of the included Claims in a dispute are covered under these Provisions and one or more of the included Claims in the dispute are not covered under these Provisions, such covered and non-covered claims shall be separated and shall be heard separately in the appropriate forum for each claim.

2.   Agreement to Arbitrate All Claims
     ---------------------------------
      2.1 Except for claims excluded from these Provisions by Paragraph 1.2 above and as otherwise provided in Paragraph 1.2 and 4.1, the Employer and the Employee hereby agree to the resolution by exclusive, final and binding arbitration of all Claims.

      2.2 The parties further agree that any issue or dispute concerning the formation, applicability, interpretation, or enforceability of these Provisions, including any claim or contention that all or any part of these Provisions is void or voidable, shall be subject to arbitration as provided herein. The arbitrator, and not any federal, state or local court or agency, shall have authority to decide any such issue or dispute.

3.   Governing Law
     -------------
      3.1 Except as modified by these Provisions, the arbitration shall be conducted pursuant to the rules set forth in the California Arbitration Act, California Civil
Code or Procedure Section 1281, et. seq.

      3.2   The  Arbitrator shall apply the substantive  law
(and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the Claims asserted.

4.   Binding Effect
     --------------
      4.1 The arbitration Award (see Section 10, herein) shall be final and binding on the parties except that both parties shall have the right to appeal to the appropriate court any errors of law in the decision rendered by the Arbitrator.

      4.2 The Award may be entered as a judgment in any court of competent jurisdiction and shall serve as a bar to any court action for any Claim or allegation which was, or could have been, raised in Arbitration.

       4.3 For Claims covered by these Provisions, Arbitration is the exclusive remedy, except as provided by Paragraph 1.2. The parties shall be precluded from bringing or raising in court or before any other forum any dispute which could have been brought or raised pursuant to Arbitration.

      4.4 Nothing in these Provisions shall prevent a party from pursuing any legal right to bring an action to vacate or enforce an Award or to compel arbitration pursuant to applicable California law.
5.   Initiating Arbitration

      To initiate the arbitration process, the aggrieved party must provide the other party or parties with: a written request to arbitrate any covered Claims which states the Claim or Claims for which arbitration is sought. The written request to arbitrate must be received within the limitations periods applicable under the law to such Claims.

6.   Selection of the Arbitrator
     ---------------------------
      6.1 All Claims shall be decided by a single neutral decision-maker, called the "Arbitrator."

      6.2 To be qualified to serve, the Arbitrator must be an attorney in good standing with at least seven years experience in employment law or a retired judge and be available to hear the matter within sixty (60) days of selection and on consecutive days.

      6.3 Within fifteen calendar days after receipt of the written request to arbitrate, the parties will attempt to agree on the selection of a qualified Arbitrator pursuant to Paragraph 6.2 above. If the parties fail to agree on the selection of an Arbitrator within that fifteen calendar day period, the Employer will designate an alternate dispute resolution service (by way of example, American Arbitration Association, National Arbitration Forum, Judicial Arbitration and Mediation Services/Endispute) which has the capacity of providing the parties with a list of potential qualified arbitrators. The parties shall request that designated alternate dispute resolution service to provide them with a list of nine persons who meet the requirements of Paragraph 6.2 above. Each party shall rate the nine names by giving the most preferred arbitrator the number nine and using descending successive numbers to rate the remaining choices in descending order of that party's preference and returning the list to the alternate dispute resolution service for calculation. The arbitrator candidate with the highest combined rating will be the Arbitrator. The functions of the alternate dispute resolution service shall be strictly limited to providing the list of arbitrator candidates and tallying the respective parties' ratings of the candidates in accordance with this Section 6 and no rules of that service shall otherwise apply.

7.   Arbitration Procedures:
     -----------------------
       7.1   All  parties  may  be  represented  by  counsel
throughout   the  arbitration  process,  including   without
limitation, at the arbitration hearing.

      7.2  The Arbitrator shall afford each party a full and
fair opportunity to present relevant and material proof,  to
call  and  cross-examine  witnesses,  and  to  present   its
argument.

      7.3 The Arbitrator shall not be bound by any formal rules of evidence with the exception of applicable law regarding the attorney-client privilege and work product doctrine, and any applicable state or federal law regarding confidentiality of documents and other information
(including,  without  limitation,  pursuant  to  rights   of
privacy).

      7.4 The Arbitrator shall decide the relevance of any evidence offered, and the Arbitrator's decision on any question of evidence or argument shall be final and binding.

      7.5   The  Arbitrator  may receive  and  consider  the
evidence  of witnesses by affidavit and shall give  it  such
weight   as   the   Arbitrator   deems   appropriate   after
consideration of any objection made to its admission.

      7.6 Either party, at its expense, may arrange and pay for the cost of a court reporter to provide a stenographic record of the proceedings. The other party may obtain a copy of the recording by paying the reporter's normal fee for such copy. If both parties agree to utilize the services of a court reporter, the parties shall share the expense equally and shall be billed and responsible for payment individually.

      7.7 Either party shall have the right to file an pre- or post-hearing brief. The time for filing such briefs shall be set by the Arbitrator.

      7.8 The Arbitrator has authority to entertain a written or oral motion to dismiss and motion for summary judgment, dispositive of all or part of any Claim, to which the Arbitrator shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

8.   Discovery
     ---------
      8.1 Discovery shall be governed by this Paragraph 8, notwithstanding Code of Civil Procedure Section 1283.05 to the contrary.

       8.2 Discovery shall be conducted in the most expeditious and cost-effective manner possible, and shall be limited to that which is relevant and for which the party seeking it has substantial, demonstrable need.

       8.3   All  parties  shall  be  entitled  to  receive,
reasonably prior to the hearing, copies of relevant documents which are requested in writing, clearly described and governed by Paragraph 8.2 above, and sought with reasonable advance notice given the nature of the requests. Upon request, Employee shall also be entitled to a true copy of his or her personnel file kept in the ordinary course of business and pursuant to the Employer policy. Any other requests for documents shall be made by subpoena as provided for in Section 9 herein.

      8.4 Except as mutually agreed by the parties, all parties shall be entitled to submit no more than twenty interrogatories (including subparts) and twenty requests for admission (including subparts), on each of the other parties, which are requested in writing, clearly described and governed by Paragraph 8.2 above, and sought with reasonable advance notice given the nature of the requests.

     8.5 Upon reasonable request and scheduling, each party shall be entitled to take three depositions in total of relevant parties, representative of the opposing party, or third parties, of up to two days duration each.

       8.6 Physical and/or mental examinations may be conducted in accordance with the standards established by the Federal Rules of Civil Procedure.

      8.7 At a mutually agreeable date, the parties will exchange lists of experts who will testify at the arbitration. Each party may depose the other party's experts and obtain documents they reviewed and relied upon and these depositions will not be charged against the party's limit of three depositions.

     8.8 Any disputes relative to discovery or requests for discovery other than specifically provided for herein, shall be presented to the Arbitrator who shall make final and binding decisions in accordance with Paragraphs 8.1 and 8.2 herein.

9.   Subpoenas
     ---------
      9.1 Subject to formal request and a determination of both need and relevance by the Arbitrator in accordance with Paragraphs 8.1 and 8.2 above, each party may issue a subpoena for production of documents or persons (other than those provided for in Sections 8.3, 8.5 and 8.7) relevant to the procedure. The Arbitrator's decision regarding relevance and the need for subpoenas shall be final and binding.

      9.2  The Arbitrator is empowered to subpoena witnesses
or   documents  to  the  extent  permitted  in  a   judicial
proceeding, upon his or her own initiative or at the request of a party.

     9.3 The party requesting the production of any witness or proof shall bear the costs of such production.

10.  The Award
     ---------
      10.1 The Arbitrator shall render his or her decision and award (collectively the "Award") based solely on the evidence and authorities presented, the applicable policies of the Employer, any applicable written employment agreement, the applicable law argued by the parties, and these Provisions as interpreted by the Arbitrator.

       10.2 The Award shall be made promptly by the Arbitrator, and unless otherwise agreed by the parties, not later than sixty (60) days from the closing of the hearing, or the date post-hearing briefs are filed, whichever is later.

     10.3 The Award shall be in writing and signed and dated by the Arbitrator. The Award shall decide all issues submitted, shall contain express findings of fact and law (including findings on each issue of fact and law raised by a party), and provide the reasons supporting the decision including applicable law. The Arbitrator shall give signed and duplicate original copies of the Award to all parties at the same time.

11.  Damages and Relief
     ------------------
      11.1 The Arbitrator shall have the same authority to award remedies and damages as provided to a judge and/or jury under applicable state or federal laws, where the aggrieved party has met his or her burden of proof.

     11.2 Both parties have a duty to mitigate their damages by all reasonable means. The Arbitrator shall take a party's failure to mitigate into account in granting relief in accordance with applicable state and federal law.

      11.3 Arbitration of damages or other remedies may be conducted in a bifurcated proceeding.

12.  Fees and Expenses
     -----------------
      12.1 All parties shall share equally the fees of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, at least ten (10) days before the first day of hearing. Additionally, each party shall pay for its own expenses associated with the arbitration process and attorneys' fees, if any. If any party prevails on a statutory claim which entitles the prevailing party to attorneys' fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party in accordance with such statute or agreement.

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



     12.2 The Arbitrator may additionally award either party its reasonable attorneys' fees and costs, including reasonable expenses associated with production of witnesses or proof, upon a finding that the other party (a) engaged in unreasonable delay, or (b) failed to comply with the Arbitrator's discovery order.





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